EX-99.77Q1 OTHER EXHIBIT
Addendum to Question 7.x on Form N-SAR
List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.  Please refer to the most recent shareholders report for additional information concerning the Funds.

Series
Number

Series Name
Is this the Series last filing for
this series:
(Y/N)
100
Direxion Monthly NASDAQ-100 Bull 1.25X Fund
N
101
Direxion Monthly NASDAQ-100 Bear 1.25X Fund
N